Exhibit (m)(2)


                            CLASS B DISTRIBUTION PLAN
                     (AS AMENDED EFFECTIVE DECEMBER 5, 2001)
                    [CONTINGENT DEFERRED SALES CHARGE CLASS]

                           FIRST AMERICAN FUNDS, INC.

         WHEREAS, FIRST AMERICAN FUNDS, INC. (the "Fund") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (" 1940 Act"); and

         WHEREAS, the Directors of the Fund have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Fund and the owners of Class B shares of Common Stock ("Shareholders") in the Fund;

         NOW, THEREFORE, the Directors of the Fund hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

         SECTION 1. The Fund has adopted this Class B Distribution Plan ("Plan") to enable the Fund to directly or indirectly bear expenses relating to the distribution and sale of Class B shares (collectively, "Shares") of the portfolios of the Fund, as now in existence or hereinafter created from time to time (each a "Portfolio").

         SECTION 2. The Fund is authorized to pay the principal underwriter of the Shares (the "Distributor") from the relevant Portfolio its Allocable Portion (as such term is defined in the distribution agreement pursuant to which such person acts or acted as principal distributor of the Shares (the "Applicable Distribution Agreement") of the total fee calculated and payable monthly, at the annual rate of .75% of the value of the average daily net assets of such class in connection with distribution-related services provided in respect of the Shares (the "Distribution Fee").

         SECTION 3.

         (a) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Shares of the applicable Portfolios and to pay for other advertising and promotional expenses in connection with the distribution of the Shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of the Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of the Shares, including travel, entertainment, and telephone expenses. The services rendered by a Distributor for which that Distributor is entitled to receive its Allocable Portion of the Distribution Fee shall



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                  be deemed to have been completed at the time of the initial purchase of the Commission Shares (as defined in the Applicable Distribution Agreement) (whether of that Portfolio or a second portfolio) taken into account in computing that Distributor's Allocable Portion of the Distribution Fee.

         (b) The obligation of the Fund to pay the Distribution Fee shall terminate upon the termination of this Plan in accordance with the terms hereof. Except as otherwise provided hereunder, the Fund's obligation to pay the Distribution Fee to a Distributor of the Shares from the relevant Portfolio shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Fund or a Portfolio of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).

         (c) The right of a Distributor to receive the Distribution Fee (but not the relevant distribution agreement or that Distributor's obligations thereunder) may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Fund. In connection with the foregoing, the Fund is authorized to pay all or part of the Distribution Fee from the relevant Portfolio directly to such transferee as directed by that Distributor.

         (d) Payments under the Plan are not tied exclusively to the expenses for distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Fund's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

         (e) The Fund's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution.

         (f) The Distributor shall be paid its Allocable Portion of such Distribution Fees notwithstanding its termination as Distributor of the Shares, such payments to be changed or terminated only as required by: (i) a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results in a determination by the Fund's independent accountants that any Sales Charges in respect of such Fund, which are not Contingent Deferred Sales Charges and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with GAAP, each after the effective date of this Plan and restatement; (ii) if in the sole discretion of the Directors, after due consideration of the relevant factors considered when adopting and/or amending this Plan including the transactions contemplated in



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                  that certain Purchase and Sale Agreement entered into between the Distributor and the commission financing entity, the Directors determine, subject to their fiduciary duty, that this Plan and the payments thereunder must be changed or terminated; or (iii) in connection with a Complete Termination of this Plan. For purposes of this Plan, "Complete Termination" occurs only if this Plan is terminated and the Portfolio has discontinued the distribution of the Shares or other back-end load or substantially similar classes of shares.

         SECTION 4. This Plan shall not take effect with respect to a Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Class B shares of such Portfolio; and (b) together with any related agreements, by votes of the majority of both (i) the Directors of the Fund and (ii) the Qualified Directors, cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Directors of the Fund, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 7. This Plan may be terminated at any time with respect to any Portfolio by the vote of a majority of the Qualified Directors or by vote of a majority of the Portfolio's outstanding Class B shares.

         SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of shareholders holding a majority of the Portfolio's outstanding Class B shares, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of shareholders holding a majority of the outstanding Class B shares of the applicable Portfolio, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

         SECTION 10. As used in this Plan, (a) the term "Qualified Directors" shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.



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         SECTION 11. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Fund within the meaning of Section 2(a) (19) of the 1940 Act shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

         SECTION 12. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.






































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